Exhibit 4.7.14

AMENDMENT NO. 13

TO THE NATIONAL CITY

SAVINGS AND INVESTMENT PLAN

(As Amended and Restated effective January 1, 2001)

National City Corporation, as settlor of the National City Savings and Investment Plan (“Plan”), hereby adopts the following amendments to the Plan, effective as of March 19, 2008 except as otherwise provided herein.

1. Section 1.1 of Article I of the Plan is hereby amended by the addition of a new paragraph (17A) thereunder to read as follows:

“(17A) Designated Officer: Timothy J. Lathe, Executive Vice President of the Company or any successor appointed by the Board of Directors of the Company.”

2. Section 1.1 of Article I of the Plan is hereby amended by the addition of a new paragraph (35A) thereunder to read as follows:

“(35A) Independent Fiduciary: A Fiduciary appointed pursuant to Section 8.1 of Article VIII by the Designated Officer, acting on behalf of the Company as settlor, to be the sole Investment Manager and Named Fiduciary with respect to the management and disposition of the NCC Stock Fund.”

3. Section 1.1 of Article I of the Plan is hereby amended by the deletion of paragraph (36) thereunder and the substitution in lieu thereof of a new paragraph (36) to read as follows:

“(36) Investment Fund or Funds: The Equity Fund, the Fixed Income Fund, the Money Market Fund, the Capital Preservation Fund, any other fund established by the Committee under Section 5.1, and the NCC Stock Fund. The NCC Stock Fund shall constitute the ESOP Feature of the Plan. All other Investment Funds shall constitute the Profit Sharing Feature of the Plan.”

4. Section 1.1 of Article I of the Plan is hereby amended by the deletion of paragraph (45) thereunder and the substitution in lieu thereof of a new paragraph (45) to read as follows:

“(45) NCC Stock Fund: The Investment Fund provided under the ESOP Feature of the Plan. Except as otherwise provided in Section 5.1.A of Article V, only the Company, as settlor, shall have the authority to eliminate the NCC Stock Fund or change the purpose of the NCC Stock Fund.”

5. Section 5.1 of Article V of the Plan is hereby amended by the deletion of the first sentence in paragraph (1) thereunder and the substitution in lieu thereof of a new sentence to read as follows:

“The Trust Fund (other than the portion of the Trust Fund consisting of the Loan Accounts) shall be divided into the following Investment Funds: the Equity Fund, the Fixed Income Fund, the Money Market Fund, the Capital Preservation Fund, such other Investment Funds as the Committee may in its discretion select or establish, and the NCC Stock Fund.”

6. Section 5.1 of Article V of the Plan is hereby amended by the deletion of the first sentence of paragraph (2) thereunder and the substitution in lieu thereof of a new sentence to read as follows:

“The Trustee shall invest and reinvest the principal and income of each such Investment Fund (other than the NCC Stock Fund) and shall keep each such Investment Fund (other than the NCC Stock Fund) invested, without distinction between principal and income, in such property, investments and securities as the Trustee may deem suitable without regard to any percentage or other limitation in any laws or rules of court applying to investments by trust companies or trustees; but subject, however, to the terms of the Plan and Trust Agreement and to the following provisions:”

7. Section 5.1 of Article V of the Plan is hereby amended by the deletion of the phrase “the NCC Stock Fund” in subparagraph (c) of paragraph (2) thereunder.

8. Section 5.1 of Article V of the Plan is hereby amended by the deletion of subparagraph (d) of paragraph (2) thereunder and the substitution in lieu thereof of a new subparagraph (d) to read as follows:

“(d) The Trustee in its discretion may keep such portion of the Investment Funds (other than the NCC Stock Fund) in cash as the Trustee may from time to time deem to be advisable and shall not be liable for interest on uninvested funds.”

9.	Article V of the Plan is hereby amended by the addition of new Section 5.IA thereunder to read as follows:

“5.1A NCC Stock Fund.

(1) Purpose of NCC Stock Fund; Statement of Company Intent. The purpose of the NCC Stock Fund is to support employee ownership by providing Participants an opportunity to invest in the Company, and the NCC Stock Fund shall therefore be a permanent feature of the Plan. Except for cash or cash equivalent investments required to facilitate Participant transactions into and out of the NCC Stock Fund, the NCC Stock Fund shall be invested exclusively in NCC Stock, without regard to the diversification of assets, the risk profile of investments in NCC Stock, the amount of income provided by NCC Stock, the fluctuation in the fair market value of NCC Stock, or the relative investment returns of the NCC Stock Fund in comparison to any investment index, industry peer group, or any other performance measure that might be appropriate to investment options other than the NCC Stock Fund in view of its goal of fostering employee ownership of the Company.

(2) Powers of the Independent Fiduciary. The Independent Fiduciary shall have the exclusive authority, responsibility and control with respect to the management and disposition of the NCC Stock Fund, and shall have no authority, responsibility or control with respect to the administration of the Plan or the management of any Investment Fund other than the NCC Stock Fund. In exercising such authority, responsibility and control, the Independent Fiduciary shall at all times have the power to take any of the following actions with respect to the NCC Stock Fund, subject to paragraphs (1) and (4) of this Section:

(a) To restrict the investment of new Participant or Employer Contributions in the NCC Stock Fund;

(b) To restrict the transfer of Participant Account balances into the NCC Stock Fund;

(c) To eliminate the NCC Stock Fund as an investment option under the Plan and to sell or otherwise dispose of all of the NCC Stock held in the NCC Stock Fund;

(d) To restrict the transfer of Participant Account balances out of the NCC Stock Fund during any period in which the Independent Fiduciary is directing the sale or other disposition of the NCC Stock in the NCC Stock Fund; or

(e) To designate an alternative investment available under the Plan for the temporary investment of any proceeds from any sale or other disposition of NCC Stock pending Participant directions to the Trustee with respect to the investment of such proceeds.

(3) Other Independent Fiduciary Authority. The Independent Fiduciary may communicate with Participants from time to time concerning investment in the NCC Stock Fund to the extent the Independent Fiduciary reasonably determines that it is necessary or desirable in the discharge of the Independent Fiduciary’s authority and responsibility under the Plan. In addition, the Independent Fiduciary shall have the authority to instruct the Trustee with respect to the matters set forth in paragraph (2) of this Section.

(4) Authority Subject to Plan Terms. In exercising the powers set forth in this Section, the Independent Fiduciary shall take into account the purpose of the NCC Stock Fund set forth in paragraph (1) of this Section to the fullest extent permitted by ERISA. It is the Company’s expectation that the Independent Fiduciary will maintain the NCC Stock Fund as a permanent feature of the Plan in accordance with paragraph (1) of this Section unless the Independent Fiduciary in its discretion determines from reliable public information that there is a serious question concerning the Company’s short-term viability as a going concern. In this regard, the Company intends that the Independent Fiduciary shall consider that a bankruptcy filing would raise a serious question as to the Company’s short-term viability as a going concern only if the Independent Fiduciary were to determine that in light of a proposed restructuring in bankruptcy and other factors, it was unlikely there would be any meaningful distribution to the Plan as a stockholder of the Company. The Company recognizes; however, that the Independent Fiduciary may have an obligation to determine whether it is required by applicable ERISA fiduciary standards (taking into account, without limitation, in addition to the short-term viability of the Company as a going concern, the availability of other investment options under the Plan and the ability of Participants to construct a diversified portfolio of investments consistent with their individual desired level of risk and return) to disregard the Company’s intent with respect to the NCC Stock Fund. Any exercise of the powers granted to the Independent Fiduciary pursuant to the Plan shall not require an amendment of the Plan prior to the initiation of the exercise of any such duty.

(5) Other Matters Affecting the NCC Stock Fund. The Committee shall have no authority to direct the Trustee with respect to the management or disposition of the NCC Stock Fund, which shall be subject at all times to the sole authority, responsibility and control of the Independent Fiduciary in accordance with the terms of paragraph (2) of this Section. NCC Stock may be acquired by the Trustee through purchases on the open market, private purchases, purchases from the Company (including purchases from the Company of treasury shares or authorized but unissued shares), contributions in kind by the Company, or otherwise.”

10. Section 5.7(1) of Article V of the Plan is hereby amended by the addition of the phrase “Subject to the ability of the Independent Fiduciary to change such rules insofar as they affect the NCC Stock Fund,” at the beginning and by changing “The” to “the” immediately thereafter.

11. Section 5.8 of Article V of the Plan is hereby amended by the addition of the following proviso at the end of each of paragraph (a) and (b) thereunder:

“; provided, however, that the Committee shall have no authority to suspend any transaction with respect to the NCC Stock Fund other than a temporary suspension related to a conversion, change in recordkeeper or similar administrative or ministerial purpose.”

12. Section 8.1(1) of Article VIII of the Plan is hereby amended by the deletion of the phrase “Timothy J. Lathe, Executive Vice President of the Company (the ‘Designated Officer’)” at the beginning thereof and the substitution of the following: “The Designated Officer”.

13. Section 8.1 of Article VIII of the Plan is hereby amended by the addition of a new paragraph (4) thereunder to read as follows:

“(4) The Designated Officer shall monitor any Investment Manager appointed pursuant to this Section to assure that it continues to have the qualifications, capacity and personnel to discharge its obligations under the Plan and shall report from time to time to the Board of Directors of the Company. Such Investment Manager may be removed or replaced solely by Designated Officer.”

14. Section 10.3(1) of Article X of the Plan is hereby amended by the addition of the phrase “Subject to the provisions of Section 8.1 of Article VIII,” at the beginning and by changing “The” to “the” immediately thereafter.

15. Section 13.1(1) of Article XIII of the Plan is hereby amended by the addition of the phrase “the provisions of paragraph (2) of this Section and to” at the beginning after the phrase “Subject to”.

16. Section 13.1(2) of Article XIII of the Plan is hereby amended by the deletion of the parenthetical phrase “(as defined in Section 8.1 of Article VIII)”.

17. Effective May 1, 2008, Article XV of the Plan is hereby amended by the deletion of Sections 15.1 and 15.2 thereunder and the substitution of the following:

“15.1 Voting of NCC Stock. All voting rights on shares of NCC Stock held by the Trustee shall be exercised by the Independent Fiduciary only as directed by the Participants and Beneficiaries with respect to allocated shares of NCC Stock, and acting in their capacity as Named Fiduciaries (within the meaning of Section 402 of ERISA) with respect to unallocated and non-directed shares of NCC Stock, in accordance with the following provisions of this Section:

(1) As soon as practicable before each annual or special shareholders’ meeting of the Company, the Independent Fiduciary shall furnish to each Participant a copy of the proxy solicitation material sent generally to shareholders, together with a form requesting confidential instructions on how the shares allocated to such Participant’s Account and a proportionate share (based on the amount of any shares allocated to his Account) of any unallocated shares and non-directed shares (including fractional shares to 1/1.000th of a share) are to be voted. The Company and the Committee shall cooperate with the Independent Fiduciary to ensure that Participants receive the requisite information in a timely manner. The materials furnished to the Participants shall include a notice from the Independent Fiduciary explaining each Participant’s right to instruct the Independent Fiduciary with respect to the voting of allocated and unallocated shares. Upon timely receipt of such instructions, the Independent Fiduciary (after combining votes of fractional shares to give effect to the greatest extent to Participants’ instructions) shall vote the shares as instructed. If voting instructions for shares of NCC Stock allocated or unallocated to the Account of any Participant are not timely received by the Independent Fiduciary for a particular shareholders’ meeting, such shares shall not be voted in accordance with the instructions but shall be voted as provided in paragraph (3) below. The instructions received by the Independent Fiduciary from Participants or Beneficiaries shall be held by the Independent Fiduciary in strict confidence and shall not be divulged or released to any person including directors, officers or employees of the Company, or of any other Employer, except as otherwise required by law.

(2) With respect to all corporate matters submitted to Participants, all shares of NCC Stock allocated to the Accounts of Participants shall be voted only in accordance with the directions of such Participants as given to the Independent Fiduciary. Each Participant shall be entitled to direct the voting of shares of NCC Stock (including fractional shares to 1/1000th of a share) allocated to his Account. With respect to shares of NCC Stock allocated to the Account of a deceased Participant, such Participant’s Beneficiary shall be entitled to direct the voting with respect to such allocated shares as if such Beneficiary were the Participant.

(3) Each Participant who has been allocated NCC Stock in his Account and who is entitled to vote on any matter presented for a vote by the shareholders also shall, as a Named Fiduciary, direct the Independent Fiduciary with respect to the vote of a portion of the shares of NCC Stock that are unallocated to the account of any Participant and the shares of NCC Stock allocated to Participants’ Accounts for which no timely instructions were received. Such direction shall be with respect to such number of votes equal to the total number of votes attributable to NCC Stock not allocated to the Accounts of Participants and non-directed shares multiplied by a fraction, the numerator of which is the number of shares of NCC Stock allocated to the Participant’s Account and the denominator of which is the total number of shares allocated to the Accounts of such participants who have provide directions to the Independent Fiduciary with respect to unallocated shares under this Subsection. Each Participant’s voting instructions shall be separately stated as to his allocated shares on the one hand and as a Named Fiduciary with respect of a portion of the unallocated and non-directed shares on the other hand. Fractional shares shall be rounded to the nearest 1/1000th of a share.

15.2 Tender Offers. Except as otherwise expressly provided in the Plan, the Trustee shall not sell, alienate, encumber, pledge, transfer or otherwise dispose of or tender or withdraw, any shares of NCC Stock held by it under the Plan. All tender or exchange decisions with respect to NCC Stock held by the Plan shall be made only by the Participants and Beneficiaries with respect to shares allocated to their Accounts, and Participants and Beneficiaries acting in their capacity as Named Fiduciaries (within the meaning of Section 402 of ERISA) with respect to unallocated and non-directed shares in accordance with the following provisions of this Section:

(1) In the event an offer shall be received by the Trustee or the Independent Fiduciary (including a tender offer for shares of NCC Stock subject to Section 14(d)(1) of the Securities Exchange Act of 1934 of subject to Rule 13e-4 promulgated under that Act, as those provisions may from time to time be amended) to purchase or exchange any shares of NCC Stock held by the Plan, the Independent Fiduciary shall advise each Participant who has shares of NCC Stock credited to such Participant’s Account in writing of the terms of the offer as soon as practicable after its commencement and shall furnish each Participant with a form by which he may separately instruct the Independent Fiduciary confidentially whether or not to tender or exchange shares allocated to such Participant’s Account and (based on any NCC Stock allocated to such Participant’s Account) a proportionate share of any unallocated shares and non-directed shares (including fractional shares to 1/1000th of a share) The materials furnished the Participants shall include:

(a) a notice from the Independent Fiduciary explaining Participants’ rights to instruct the Independent Fiduciary with respect to allocated and unallocated and non-directed shares a provided herein; and

(b) such related documents as are prepared by any person and provided to the shareholders of the Company pursuant to the Securities Exchange Act of 1934. The Independent Fiduciary may also provide Participants with such other material concerning the tender or exchange offer as the Independent Fiduciary in its discretion determines to be appropriate. The Company and the Committee shall cooperate with the Independent Fiduciary to ensure that Participants receive the requisite information in a timely manner.

(2) The Independent Fiduciary shall tender or not tender shares or exchange shares of NCC Stock allocated to the Accounts of any Participant (including fractional shares to 1/1000th of a share), only as and to the extent instructed by the Participant. With respect to shares of NCC Stock allocated to the Account of a deceased Participant, such Participant’s Beneficiary shall be entitled to direct the Independent Fiduciary whether or not to tender or exchange such shares as if such Beneficiary were the Participant. The instructions received by the Independent Fiduciary from Participants or Beneficiaries shall be held by the Independent Fiduciary in strict confidence and shall not be divulged or released to any person, including directors, officers or employees of the Company, or of any other Employer, except as otherwise required by law.

(3) Each Participant who has been allocated NCC Stock in his Account and who is entitled to direct the Independent Fiduciary whether or not to tender or exchange shares of NCC Stock allocated to his Accounts shall also direct the Independent Fiduciary, as a Named Fiduciary, with respect to the tender or exchange of a portion of the shares of NCC Stock that are unallocated to the Account of any Participant and of the share of NCC Stock allocated to Participants’ Accounts for which no timely instructions are received. Such direction shall apply to such number of unallocated and non-directed shares multiplied by a fraction, the numerator of which is the number of shares of NCC Stock allocated to the Participant’s Account and the denominator of which is the total number of shares of NCC Stock allocated to the Accounts of such Participants who have provided direction to the Independent Fiduciary with respect to unallocated shares under this Subsection. Each Participant’s direction shall be separately stated as to his allocated shares on the one hand and as a Named Fiduciary with respect to a portion of the unallocated and non-directed shares on the other hand. Fractional shares shall be rounded to the nearest 1/1000th of a share.

(4) In the event, under the terms of a tender offer or otherwise, any shares of NCC Stock tendered for sale, exchange or transfer pursuant to such offer may be withdrawn from such offer, the Independent Fiduciary shall follow such instructions respecting the withdrawal of such securities from such offer in the same manner and the same proportion as shall be timely received by the Independent Fiduciary from the Participants entitled under this Section to give instructions as to the sale, exchange or transfer of securities pursuant to such offer.

(5) In the event that an offer for fewer than all of the shares of NCC Stock held by the Trustee shall be received by the Independent Fiduciary, each Participant who has been allocated any NCC Stock subject to such offer shall be entitled to direct the Independent Fiduciary as to the acceptance or rejection of such offer (as provided by paragraphs (1) – (4) of this Section) with respect to the largest portion of such NCC Stock as may be possible given the total number or amount of shares of Stock the Plan may sell, exchange or transfer pursuant to the offer based upon the instructions received by the Independent Fiduciary from all other Participants who shall timely instruct the Independent Fiduciary pursuant to this Section to sell, exchange or transfer such shares pursuant to such offer, each on a pro rata basis in accordance with the number of amount of such shares allocated to his Accounts.

(6) In the event an offer shall be received by the Trustee or Independent Fiduciary and instructions shall be solicited from Participants pursuant to paragraphs (1) – (4) of this Section regarding such offer, and prior to termination of such offer, another offer is received by the Trustee or Independent Fiduciary for the securities subject to the first offer, the Independent Fiduciary shall use its best efforts under the circumstances to solicit instructions from the Participants to the Independent Fiduciary:

(a) with respect to securities tendered for sale, exchange or transfer pursuant to the first offer, whether to withdraw such tender, if possible, and, if withdrawn, whether to tender any securities so withdrawn for sale, exchange or transfer pursuant to the second offer and

(b) with respect to securities not tendered for sale, exchange or transfer pursuant to the first offer, whether to tender or not to tender such securities for sale, exchange or transfer pursuant

The Independent Fiduciary shall follow all such instructions received in a timely manner from Participants in the same manner and in the same proportion as provided in paragraphs (1) – (4) of this Section. With respect to any further offer for any NCC Stock received by the Trustee or Independent Fiduciary and subject tot any earlier offer (including successive offers from one or more existing offerors), the Independent Fiduciary shall act in the same manner as described above.

(7) A Participant’s instructions to the Independent Fiduciary to tender or exchange shares of NCC Stock shall not be deemed a withdrawal or suspension from the Plan or a forfeiture of any portion of the Participant’s interest in the Plan. Funds received in exchange for tendered shares shall be credited to the Account of the Participant whose shares were tendered and shall be used to purchase NCC Stock as soon as practicable. In the interim, such funds shall be invested in obligations or instruments which are appropriate investments for the Money Market Fund.

(8) Notwithstanding any provision herein to the contrary, the Independent Fiduciary shall have no obligation to notify any Participant of any tender or exchange offer for less than five percent of the NCC Stock.

(9) Subject to any provisions of this Plan to the contrary, in the event the Company initiates a tender or exchange offer, the Independent Fiduciary may, in its sole discretion, enter into an agreement with the Company not to tender or exchange any shares of NCC Stock in such offer, in which event, the foregoing provisions of this Section shall have no effect with respect to such offer and the Trustee shall not tender or exchange nay shares of NCC Stock (allocated or unallocated) in such offer.”

18. Section 16.2(3) of Article XVI of the Plan is hereby amended by the deletion of the word “primarily” in the second sentence and the substitution of the word “exclusively” therefor.

19. Section 16.6 of Article XVI of the Plan is hereby amended by the deletion of the parenthetical phrase “(other than the ESOP Suspense Account)” in the first sentence thereof.

20. Sections 16.7(1), 16.10(7), 16.13(1) and 16.13(2) of Article XVI of the Plan are hereby amended by the deletion of the word “Committee” each time it appears and the substitution of the phrase “Independent Fiduciary” therefor.

IN WITNESS WHEREOF, the undersigned have evidenced the adoption of this Amendment No. 13 effective as of the day and year first above written.

NATIONAL CITY CORPORATION

Date: April 11, 2008	By:	/s/ Timothy J. Lathe
Title: Executive Vice President

NATIONAL CITY BANK, TRUSTEE

Date: 4/11/08	By:	/s/ Robin W. Rice
Title: